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          Exhibit 11





          NIAGARA MOHAWK POWER CORPORATION AND SUBSIDIARIES

          COMPUTATION OF AVERAGE NUMBER OF SHARES OF COMMON STOCK OUTSTANDING


                                                                                                             Average Number
                                                                                                               of Shares
                                                      (1)              (2)                                   Outstanding as
                                                   Shares of          Number             (3)             Shown on Consolidated
                                                     Common          of Days          Share Days          Statement of Income
           Year Ended                                Stock         Outstanding         (2 x 1)         (3/Number of days in year)
           December 31,


                          1993
           January 1 - May 4                      137,159,607          124         17,007,791,268

           Shares sold May 5                        4,494,000

           May 5 - December 31                    141,653,607          241         34,138,519,287
           Shares sold at various times
            during the year -

                Employee Savings Fund Plan            140,000           22              3,080,000
                Dividend Reinvestment Plan            632,341           *             102,395,031

                Acquisition - Syracuse
                  Suburban Gas Company, Inc.            1,109           *                 350,374

                                                  142,427,057                      51,252,135,960            140,416,811


                          1992
           January 1 - December 31                136,099,654          366         49,812,473,364

           Shares sold at various times
            during the year -

                Employee Savings Fund Plan            240,866           *              45,435,347
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                Dividend Reinvestment Plan            463,736           *              59,130,626
                Acquisition - Syracuse
                  Suburban Gas Company, Inc.          355,351           *              67,443,538

                                                  137,159,607                      49,984,482,875            136,569,625


                          1991

           January 1 - December 31                136,099,654          365         49,676,373,710            136,099,654




            *   Number of days outstanding not shown as shares represent an accumulation of weekly, monthly and quarterly sales throughout the year.  Share days for shares sold are based on the total number of days each share was outstanding during the year.

           NOTE:  Earnings per share calculated on both a primary and fully diluted basis are the same due to the effects of rounding.

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